Exhibit 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: “PWEI”)

CONTACT:	Scott Long,
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PW EAGLE ANNOUNCES COMPLETION OF DEBT REFINANCING

Eugene, Oregon — October 27, 2004 — PW Eagle, Inc. (Nasdaq-NMS: “PWEI”) today announced that it has completed a refinancing of its senior and subordinated debt. As a result of these transactions, the Company has improved its liquidity, reduced its interest expense and reduced the required principal payments on its debt for the next several years.

William Spell, Co-Chairman, said, “The completion of this refinancing of our debt is consistent with the objectives of our strategic plan. Under these new financing arrangements, we will have a stable capital structure that will permit us to focus on improving our operations and performance and making the capital improvements necessary to become more efficient and to increase our capacity. In the future, as our performance and debt levels permit, we also anticipate being able to begin paying dividends and repurchasing our common stock.”

Effective October 25, 2004, the Company entered into a new $100 million senior loan agreement and issued $24 million in new subordinated notes. The new revolving credit facility, with current lenders Bank of America (formerly Fleet Capital) and CIT Group, plus new lender Wells Fargo, expires in 2009 and replaces the previous senior credit facilities which expired in September 2005. The new subordinated notes, which mature in 2010, are with Churchill Capital. As part of the transaction, the Company repaid its $36.3 million of existing subordinated debt which matured in 2005-2007.

Jerry Dukes, President, stated, “We are pleased to have completed this important step in our strategic plan. We appreciate the confidence Bank of America and CIT have shown in our business by continuing our long-term relationship and also are glad to have Wells Fargo and Churchill as new partners.”

Third Quarter 2004 Results

The Company expects to release its third quarter and year to date financial results in early November. As previously reported, the Company expects third quarter 2004 results will fall short of the results of the second quarter of 2004 but to significantly exceed the results of the third quarter of 2003. The Company will hold its third quarter 2004 earnings conference call and webcast shortly after the release of the third quarter results.

USPoly Company

As previously announced, the Company intends to spin-off its shares of USPoly. The Company is in the final stages of preparing the registration statement to be filed with the Securities Exchange Commission in connection with the spin-off of the shares of USPoly Company, owned by PW Eagle. The registration statement is expected to be filed in November 2004. At the time the registration statement is filed, the Company expects to announce the preliminary valuation of USPoly. Once the registration statement has been filed with the Securities Exchange Commission, the timing of the actual distribution will be primarily determined by the Securities Exchange Commission review and comment process. The Company anticipates that this process will take 45 to 90 days from the date of filing. As a result, PW Eagle expects the actual spin-off to occur in the first calendar quarter of 2005.

If the spin-off is completed, the Company anticipates that it will distribute one share of USPoly stock for each share of PW Eagle stock held by those shareholders of PW Eagle who beneficially own 8,000 shares or more of PW Eagle stock. Those shareholders of PW Eagle who beneficially own less than 8,000 shares will receive a cash distribution for each of their shares of PW Eagle stock in an amount equal to the value of a share of USPoly stock. The amount of this cash distribution has not been determined and cannot be determined until a time closer to the actual distribution. This distribution of USPoly shares or cash to the shareholders of PW Eagle stock is subject to final approval by an independent committee of the Board of Directors of PW Eagle, the issuance of an opinion to the PW Eagle independent committee as to the value of USPoly, and certain governmental approvals and the raising of the cash necessary to make the cash distribution. A record date for this transaction has not yet been established. This transaction will be a taxable event for both PW Eagle and its shareholders. Assuming that PW Eagle is profitable in 2005, the distribution of the USPoly shares and the cash will be treated as a dividend to the shareholders of PW Eagle.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OF PW EAGLE OR USPOLY

PW Eagle, Inc.

On October 26, 2004 the Company’s shareholder meeting was adjourned for lack of a quorum. A shareholder meeting will be held on Friday, October 29, 2004 at Noon Central Daylight Time, at 222 South Ninth Street, Suite 2880, Minneapolis, Minnesota.

PW Eagle is a leading extruder of PVC pipe products. USPoly Company, a subsidiary of PW Eagle, is an extruder of small diameter polyethylene pipe. The Company and USPoly operate thirteen manufacturing facilities across the United States. PW Eagle’s common stock is traded on the Nasdaq National Market under the symbol “PWEI”.

Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are “forward looking” statements made under the safe harbor provisions of the Private Securities Exchange Commission Litigation Reform Act of 1995. Statements made in this press release, including: (i) the expectation that the Company’s operating results for the third quarter of 2004 will fall short of the second quarter and that the third quarter of 2004 is expected to be significantly better than the third quarter of 2003; (ii) the refinancing of our debt will provide us with a stable capital structure; (iii) we may be able to pay dividends and repurchase of common stock; and (iv) the Company will complete the spin-off of its USPoly shares in the first quarter of 2005, or at all, are “forward looking” statements which involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the economy and particularly the segments of the economy that impact the Company’s business do not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during 2004; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a decline in our raw material prices; and (vi) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update “forward-looking” statements.

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